Exhibit 99

PRESS RELEASE

Contact:	Fred G. Kowal
President and Chief Operating Officer
(973) 748-3600

American Bancorp of New Jersey, Inc.
American Bank of New Jersey
365 Broad Street
Bloomfield, NJ  07003-2798

NASDAQ Global Market “ABNJ”	For Immediate Release
May 19, 2009

AMERICAN BANCORP OF NEW JERSEY, INC. ANNOUNCES
2009 ANNUAL MEETING RESULTS, INCLUDING
 APPROVAL OF MERGER WITH INVESTORS BANCORP, INC.

Bloomfield, New Jersey – May 19, 2009 – American Bancorp of New Jersey, Inc. (NASDAQ: ABNJ) (“American” or the “Company”), the holding company for American Bank of New Jersey (the “Bank”), held the Company’s annual meeting of stockholders on May 19, 2009.

At that annual meeting, the Company’s stockholders approved the merger of American Bancorp of New Jersey, Inc. into Investors Bancorp, Inc. pursuant to the Agreement and Plan of Merger between the parties.  The merger is expected to close on May 31, 2009.

The Company’s stockholders also elected Joseph Kliminski to the Board of Directors for a four-year term and ratified the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the year ended September 30, 2009.

At March 31, 2009, American Bancorp of New Jersey, Inc. had total assets of $666.9 million.  American Bank of New Jersey maintains its headquarters and one full service bank branch in Bloomfield, New Jersey with four additional branch locations in Cedar Grove, Verona, Nutley and Clifton, New Jersey.

Forward-Looking Statements

This press release contains forward-looking statements with respect to American Bancorp of New Jersey, Inc.  These forward-looking statements involve certain risks and uncertainties.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities:  (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.